Exhibit 1.2.2

EXECUTION

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

CARD SERIES CLASS A(2026-2)

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: July 9, 2026

To:	CAPITAL ONE MULTI-ASSET EXECUTION TRUST

CAPITAL ONE FUNDING, LLC

Re:	Underwriting Agreement, dated July 9, 2026, relating to Class A(2026-2)

Series Designation: Card series

Registration Statement: Nos. 333-285591, 333-285591-01 and 333-285591-02

Terms of the Notes:

Initial Principal Amount	Interest Rate or Formula	Price to Public(1)
$1,600,000,000	5.11%	99.93489%

(1) Plus accrued interest, if any, at the applicable rate from July 16, 2026

Interest Payment Dates:

The 15th day of each calendar month (or, if not a business day, the next succeeding business day), beginning in September 2026.

Underwriters:

The Underwriters named on Schedule I attached hereto are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Owner Trustee: Deutsche Bank Trust Company Delaware.

Indenture Trustee: The Bank of New York Mellon.

Indenture: The Indenture, dated as of October 9, 2002, as amended and restated as of January 13, 2006, and March 17, 2016, and as further amended by the First Amendment thereto, dated as of October 1, 2022, between Capital One Multi-asset Execution Trust, as issuer (the “Issuer”), and the Indenture Trustee.

Asset Pool Supplement: The Asset Pool 1 Supplement, dated as of October 9, 2002, and as amended by the First Amendment thereto, dated as of March 1, 2008, and the Second Amendment thereto, dated as of October 1, 2022, between the Issuer and the Indenture Trustee.

Indenture Supplement: The Card series Indenture Supplement, dated as of October 9, 2002, as amended and restated as of March 17, 2016, between the Issuer and the Indenture Trustee.

Terms Document: The Class A(2026-2) Terms Document, dated as of July 16, 2026.

Pooling and Servicing Agreement: The Amended and Restated Pooling and Servicing Agreement, dated as of September 30, 1993, as amended and restated as of August 1, 2002, January 13, 2006, July 1, 2007, and March 17, 2016, and as amended by the First Amendment thereto, dated as of January 27, 2017, the Second Amendment thereto, dated as of October 1, 2022, and the Third Amendment thereto, dated as of March 17, 2023, among Capital One Funding, LLC, as transferor, Capital One, National Association (as successor to Capital One Bank (USA), National Association), as servicer, and The Bank of New York Mellon, as trustee for the Capital One Master Trust.

Purchase Price:

The purchase price payable by the Underwriters for the Notes covered by this Agreement will be 99.53489% of the principal amount of Notes to be issued.

Commissions, Concessions and Discounts:

The Underwriters’ discounts and commissions, the concessions that the Underwriters may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the principal amount of the Notes, shall be as follows:

Discounts and Commissions	Price Concessions	Reallowance
0.40000%	not in excess of 0.24000%	not in excess of 0.12000%

Reimbursement of Expenses:

The Underwriters shall reimburse the Company for an amount not to exceed $0.00 for application towards expenses.

171249107 COMET Class A(2026-2) Terms Agreement	2

Time of Sale: 12:35 p.m (Eastern Time (U.S.)) on July 9, 2026 (the time the first contract of sale was entered into as designated by the Representatives).

Closing Date:

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Company and the Issuer hereby agree that the Closing Date shall be July 16, 2026, 10:00 a.m., New York City time.

Location of Closing:

Orrick, Herrington & Sutcliffe LLP

2100 Pennsylvania Avenue NW

Washington, D.C. 20037

Address for Notice to Representatives:

Barclays Capital Inc.

745 Seventh Avenue, 8th Floor

New York, New York 10019

Scotia Capital (USA) Inc.

250 Vesey Street, 23rd & 24th Floors

New York, New York 10281

Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

MAC D1086-051

Charlotte, North Carolina 28202

Underwriters’ Foreign Jurisdiction Distributions:

Pursuant to Section 6(d)(iii) of the Underwriting Agreement, each Underwriter agrees to provide the Company, after the Closing Date, with a list of any foreign jurisdictions to which that Underwriter delivered a written confirmation in connection with its sale of Notes (it being expressly understood, for the avoidance of doubt, that this provision relates only to the initial distribution of the Notes, and not to secondary market sales).

171249107 COMET Class A(2026-2) Terms Agreement	3

The Underwriters agree, severally and not jointly, subject to the terms and provisions of the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof, to purchase the principal amount of the above-referenced Series of Notes set forth opposite their names on Schedule I hereto.

BARCLAYS CAPITAL INC., as an Underwriter and as a Representative of the Underwriters named on Schedule I hereto

By:	/s/ David Hirschy
Name: David Hirschy
Title: Director

SCOTIA CAPITAL (USA) INC., as an Underwriter and as a Representative of the Underwriters named on Schedule I hereto

By:	/s/ Don Sivick
Name: Don Sivick
Title: Managing Director

WELLS FARGO SECURITIES, LLC, as an Underwriter and as a Representative of the Underwriters named on Schedule I hereto

By:	/s/ Caleb Keitt
Name: Caleb Keitt
Title: Executive Director

COMET Class A(2026-2) Terms Agreement

Accepted:

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

By: Capital One Funding, LLC, not in its individual
capacity but solely as Beneficiary on behalf of the Issuer

By:	/s/ Eric D. Bauder
Name: Eric D. Bauder
Title: Assistant Vice President, Treasurer

CAPITAL ONE FUNDING, LLC as Transferor and as Company

By:	/s/ Eric D. Bauder
Name: Eric D. Bauder
Title: Assistant Vice President, Treasurer

CAPITAL ONE, NATIONAL ASSOCIATION as Seller

By:	/s/ Franco E. Harris
Name: Franco E. Harris
Title: Treasurer

COMET Class A(2026-2) Terms Agreement

SCHEDULE I

Card series Class A(2026-2) Notes

Underwriters	Principal Amount

Barclays Capital Inc.	$480,000,000
Scotia Capital (USA) Inc.	$480,000,000
Wells Fargo Securities, LLC	$480,000,000
Academy Securities, Inc.	$40,000,000
CastleOak Securities, L.P.	$40,000,000
Samuel A. Ramirez & Company, Inc.	$40,000,000
Siebert Williams Shank & Co., LLC	$40,000,000

Total:	$1,600,000,000